Exhibit 99.1

ISSUE RELEASE:	MEDIA CONTACT:	Brooke White
FOR IMMEDIATE RELEASE		Nordstrom, Inc.
206-303-3030

Nordstrom Board of Directors Names Co-Presidents
Blake Nordstrom, Pete Nordstrom and Erik Nordstrom Share Co-Presidency of Nordstrom, Inc.
SEATTLE, May 5, 2015 – Today the Nordstrom Board of Directors (NYSE: JWN) announced the appointment of Blake Nordstrom, Pete Nordstrom and Erik Nordstrom as co-presidents of Nordstrom, Inc. The three executives retain their current roles and responsibilities and will continue to serve on the Nordstrom Board of Directors where they are engaged in the long-range strategic plans for the company. There will be no change to their annual compensation.
"Blake, Pete, and Erik have supported the business as a team for many years, leading the Executive Team and company, and together have been involved in all major decisions. This shared leadership structure reinforces their approach to leading Nordstrom, said Enrique Hernandez, Jr., chairman, Nordstrom, Inc. The board has complete confidence in their work as a team. The co-presidents will continue to operate with clearly defined roles to deliver the company’s strategy as we focus on serving customers and optimizing shareholder value."
In 2000, Blake Nordstrom was named president, Nordstrom, Inc. supporting all business operations; Pete Nordstrom was named executive vice president, Nordstrom, Inc. and president of merchandising and marketing; and Erik Nordstrom was named executive vice president, Nordstrom, Inc. and president of stores. In 2014, Erik Nordstrom was named executive vice president, Nordstrom, Inc. and president of Nordstrom.com. Blake joined the Board of Directors in 2005. His brothers Pete and Erik joined the Nordstrom Board of Directors in 2006.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 303 stores in 38 states and Canada. Customers are served at 116 Nordstrom stores in the U.S. and two in Canada; 177 Nordstrom Rack stores; two Jeffrey boutiques; and one clearance store. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its five clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.

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